Hart &Trinen, LLP
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061
                               (303) 839-5414 Fax


June 5, 2000

wowtown.com, Inc.
999 West Hastings St., Suite 450
Vancouver, British Columbia
Canada V6C 2W2

This letter will constitute an opinion upon the legality of the sale by wowtown.com, Inc. (the "Company"), of 1,000,000 shares of common stock, and by certain shareholders of the Company of up to 4,140,747 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion:

      the  1,000,00  shares to be  offered  by the  Company  have  been  validly
      authorized   and  such  shares,   when  sold,   will  be  fully  paid  and
      non-assessable; and

      the Company was authorized to issue the 4,140,747 shares of stock to be sold by the shareholders named in the registration statement and such shares will, when sold, be legally issued, fully paid and non-assessable.



                                                          Very truly yours,

                                                          HART & TRINEN
                                                          William T. Hart